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                                                            EXHIBIT 99.1

                              PAB BANKSHARES, INC.
     3102 N. Oak Street, Ext., P. O. Box 3589, Valdosta, Georgia 31604-3589
                     Phone: 912-241-2775 Fax: 912-241-2774

                                  NEWS RELEASE
                             FOR IMMEDIATE RELEASE

                                January 8, 1998

Contact:   Denise McKenzie
           Corporate Secretary
           (912) 241-8051

                              PAB BANKSHARES, INC.
                          SIGNS MERGER AGREEMENT WITH
                           INVESTORS FINANCIAL CORP.

PAB Bankshares, a bank holding company with headquarters in Valdosta, Georgia announced today that it has signed a definitive agreement with Investors Financial Corporation, parent company of Bainbridge National Bank (assets $77 million), to merge Bainbridge National Bank with PAB' s subsidiary, First Community Bank of Southwest Georgia (assets $88 million). The merger is subject to shareholder and regulatory approval.

Investors Financial Corporation reported assets of $77 million, net loans of $46 million, deposits of $65 million, and capital of $8.6 million at December 31, 1997. Net income was $1,185,000 for the 12 months ended December 31, 1997.

PAB Bankshares will issue 855,057 shares of its common stock, valued at approximately $20 million, in the transaction. It is anticipated that the transaction will constitute a tax-free reorganization under the Internal Revenue Code and will qualify as a "pooling of interests" accounting treatment.

R. Bradford Burnette, President and CEO of PAB Bankshares, stated, "I am delighted that we will be able to join two of Southwest Georgia's leading community banks to create an organization that will enable us to expand our service to our customers and community while adding value and liquidity for our shareholders. Bainbridge National Bank has an excellent management team which embraces a culture and philosophy that is a perfect match for ours. We expect the transactions to improve earnings per share in the first year."

Tracy Dixon, President and CEO of Investors Financial Corporation, states that "when we weighed the pros and cons of this merger, it was clear to our entire Board of Directors that this union was in the best interest of our stockholders, our customers and our employees."

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"Our stockholders gain liquidity and value, our customers will see new products and expanded credit availability, and our employees will have more advancement opportunities and benefits. It's truly a win-win situation for everyone and we're excited about our future prospects."

First Community President, Jeff Hanson, commented, "BNB and First Community are both firmly committed to community banking and to hands-on local service. The combination of these two institutions should only enhance our ability to meet our customers' needs and to provide the best possible financial services available."

After the merger, which is expected to be completed in the second quarter of 1998, PAB Bankshares will have total assets of $400 million. PAB Bankshares is the holding company for Park Avenue Bank in Valdosta, Georgia; Farmers and Merchants Bank in Adel, Georgia; and First Community Bank of Southwest Georgia in Bainbridge, Georgia.

PAB Bankshares common stock is traded on the American Stock Exchange under the ticker symbol PAB.